Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 12, 2016

Between

PTC INC.

AND

THE BANK OF NEW YORK MELLON,

as Trustee

$500,000,000 of 6.000% Senior Notes due 2024

THIS FIRST SUPPLEMENTAL INDENTURE is dated as of May 12, 2016 between PTC INC., a Massachusetts corporation (the “Company”) and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

RECITALS

A. The Company and the Trustee executed and delivered an Indenture, dated as of May 12, 2016 (the “Base Indenture”, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of unsubordinated debt securities (the “Securities”) evidencing its unsecured indebtedness and for the issuance of guarantees of the Securities.

B. Pursuant to a Board Resolution, the Company has authorized the issuance of $500,000,000 of 6.000% Senior Notes due 2024 (the “Offered Securities”).

C. The entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

D. The Company desires to enter into this First Supplemental Indenture pursuant to Section 9.01 of the Base Indenture to establish the terms of the Offered Securities in accordance with Section 2.01 of the Base Indenture and to establish the form of the Offered Securities in accordance with Section 2.02 of the Base Indenture.

E. All things necessary to make this First Supplemental Indenture a valid indenture and to make the Offered Securities, each when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Offered Securities as follows:

ARTICLE I

Section 1.1	Terms of Offered Securities.

The following terms relate to the Offered Securities:

(1) The Offered Securities constitute a series of Securities having the title “6.000% Senior Notes due 2024”.

(2) The initial aggregate principal amount of the Offered Securities that may be authenticated and delivered under the Indenture (except for Offered Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11 or 3.03 of the Base Indenture) is $500,000,000 (the “Initial Offered Securities”).

The Company may, without the consent of the Holders of the Offered Securities, issue Additional Offered Securities (as defined below) having the same terms as, and ranking equally and ratably with, the Offered Securities in all respects (other than with respect to the date of issuance, public offering price and amount of interest payable on the first payment date applicable thereto); provided that if the Additional Offered Securities are not fungible with the Offered Securities for U.S. federal income tax purposes, the Additional Offered Securities will have one or more separate CUSIP numbers. Such Additional Offered Securities may be consolidated and form a single series with, and shall have the same terms as to ranking, redemption, waivers, amendments and otherwise as, the Offered Securities, and shall vote together as one class on all matters with respect to the Offered Securities.

(3) The entire outstanding principal of the Offered Securities shall be payable on May 15, 2024.

(4) The rate at which Offered Securities shall bear interest shall be 6.000% per year. The date from which interest shall accrue on the Offered Securities shall be May 12, 2016, or the most recent Interest Payment Date to which interest has been paid or duly provided for. The Interest Payment Dates for the Offered Securities shall be May 15 and November 15 of each year, beginning November 15, 2016. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on May 1 and November 1, as the case may be, immediately preceding the relevant Interest Payment Date (a “regular record date”). The basis upon which interest shall be calculated shall be that of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest on the Offered Securities shall be payable, and the Offered Securities may be exchanged or transferred, at the office or agency maintained by the Company pursuant to Section 4.02 of the Base Indenture. The Company will pay or cause to be paid the principal of, premium, if any, and interest on the Offered Securities pursuant to Section 4.01 of the Base Indenture.

(5) The Offered Securities shall be issuable in whole in the form of one or more registered Global Securities, and the Depositary for such Global Securities shall be The Depository Trust Company, New York, New York. The Offered Securities shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Offered Securities shall be issuable in denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The Offered Securities shall be issued as Unrestricted Securities.

(6) (a)Prior to May 15, 2019, the Company may redeem the Offered Securities, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at a redemption price equal to 100% of the aggregate principal amount of the Offered Securities plus the Applicable Premium, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date. The Company shall be solely responsible for the calculation of the Applicable Premium.

(b) Prior to May 15, 2019, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Offered Securities (calculated after giving effect to any issuance of Additional Offered Securities) with the Net Cash Proceeds of one or more Equity Offerings, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at a redemption price equal to 106.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the applicable redemption date; provided that (1) at least 60% of the original aggregate principal amount of the Offered Securities (calculated after giving effect to any issuance of Additional Offered Securities) remains outstanding after each such redemption (unless all of such Offered Securities are redeemed) and (2) such redemption occurs within 90 days after the closing of any such Equity Offering.

(c) On and after May 15, 2019, the Company may redeem the Offered Securities in whole or, from time to time, in part, upon not less than 30 nor more than 60 days’ notice mailed or delivered by electronic transmission in accordance with the applicable procedures of DTC, at the redemption prices (expressed as a percentage of the principal amount of the Offered Securities to be redeemed) set forth below, plus accrued and unpaid interest on the Offered Securities, if any, to but excluding the applicable redemption date, if redeemed during the 12-month period beginning on May 15, 2019 of the years indicated below:

Year	Percentage
2019	104.500%
2020	103.000%
2021	101.500%
2022 and thereafter	100.000%

(d) If the optional redemption date is on or after a regular record date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest in respect of Offered Securities subject to redemption will be paid on the redemption date to the Person in whose name the Offered Security is registered at the close of business, on such regular record date, and no additional interest will be payable to Holders whose Offered Securities will be subject to redemption by the Company.

(e)Notice of any redemption of the Offered Securities in connection with a transaction or an event (including a Change of Control or completion of an Equity Offering) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event.

(f) Any redemption pursuant to this Section 1.1(6) shall be made pursuant to the provisions of Sections 3.01 through 3.03 of the Base Indenture.

(g) As used herein:

“Applicable Premium” means, with respect to an Offered Security on any date of redemption, the greater of (1) 1.0% of the principal amount of such Offered Security, and (2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Offered Security on May 15, 2019 as set forth in paragraph (c) of this Section 1.1(6), plus (ii) all required interest payments due on such Offered Security through May 15, 2019 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (b) the then-outstanding principal amount of such Offered Security.

“Treasury Rate” means as of any date of redemption of Offered Securities the yield to maturity at such date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days (but not more than five Business Days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data selected by the Company in good faith)) most nearly equal to the period from such redemption date to May 15, 2019; provided, however, that if the period from such redemption date to May 15, 2019 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to May 15, 2019 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

(7) The Offered Securities will not have the benefit of any sinking fund.

(8) Payment of the principal of, premium, if any, and interest on, the Offered Securities shall be payable in U.S. dollars.

(9) Except as provided herein, the Holders of the Offered Securities shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(10) The Offered Securities will be senior unsecured and unsubordinated obligations of the Company and will rank equally among themselves with all other existing and future unsecured and unsubordinated debt obligations of the Company.

(11) The Offered Securities are not convertible into Common Stock or other securities of the Company.

(12) The Company or any of its Subsidiaries may at any time and from time to time purchase the Offered Securities in the open market or otherwise.

(13) The additional covenants, Event of Default and actions requiring the consent of Holders set forth in Sections 1.4, 1.5, 1.6 and 1.7 of this First Supplemental Indenture shall be applicable to the Offered Securities.

Section 1.2	Additional Defined Terms.

The following definitions in Section 1.01 “Definitions of Terms” of the Base Indenture are hereby amended and restated in their entirety or added to Section 1.01 if not therein, as applicable. As used herein, the following defined terms shall have the following meanings with respect to the Offered Securities only:

“Acquired Debt” means Debt (1) of a Person existing at the time such Person becomes a Subsidiary of the Company, or is merged with or into the Company or a Subsidiary of the Company, or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Subsidiary of the Company and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Offered Securities” means additional Offered Securities (other than the Initial Offered Securities) issued under an indenture supplemental to the Base Indenture in accordance with the terms of the Indenture, as part of the same series as the Initial Offered Securities.

“Asset Acquisition” means:

(1) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company; or

(2) the acquisition by the Company or any Subsidiary of the Company of the assets of any Person which constitute all or substantially all of the assets of such Person, any company, division, operating unit, segment, business, group of related assets or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Subsidiaries to any Person in any single transaction or series of transactions of:

(1) Capital Stock in another Person (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

(2) any other property or assets or any company, division, operating unit, segment, business, group of related assets or line of business (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(1) any asset disposition permitted by the provisions described under Section 10.01 of the Base Indenture that constitutes a disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(2) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions the greater of (x) $75.0 million and (y) 3.5% of Consolidated Total Assets;

(3) sales or other dispositions of cash or Eligible Cash Equivalents;

(4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(5) the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(6) a Restricted Payment or Investment that is otherwise permitted by the Indenture;

(7) any trade-in of equipment in exchange for other equipment; provided, however, that in the good faith judgment of the Company, the Company or such Subsidiary receives equipment having a fair market value equal to or greater than the equipment being traded in;

(8) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(9) leases or subleases in the ordinary course of business to third Persons not interfering in any material respect with the business of the Company or any of its Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(10) any disposition by a Subsidiary of the Company to the Company or by the Company or a Subsidiary of the Company to a Subsidiary of the Company;

(11) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(12) licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(13) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(14) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the fair market value thereof as determined by the Company in good faith; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable, in an amount at least equal to 75% of the fair market value thereof as determined by the Company in good faith (for the purposes of this clause (14), Purchase Money Notes will be deemed to be cash); or

(15) sales or other dispositions of accounts receivable the gross proceeds of which do not exceed $75.0 million in any fiscal year.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Offered Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Debt represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years (calculated to the nearest one-twelfth) from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Debt represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 1.4(2) of this First Supplemental Indenture, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction; or

(4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct Subsidiary of a holding company, (b) such holding company owns no assets other than the Capital Stock of the Company and (c) upon completion of such transaction, the ultimate beneficial ownership of the Company has not been modified by such transaction.

“Common Stock” shall mean the common stock of the Company.

“Consolidated Debt Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Debt of the Company and its Subsidiaries then outstanding as of such date of determination to (2) EBITDA for the Four Quarter Period ending prior to the date of determination, in each case with pro forma and other adjustments to each of Debt and EBITDA to reflect any incurrences or repayments of Debt and any Asset Sales or Asset Acquisitions since the beginning of such Four Quarter Period (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be required to be made in accordance with Regulation S-X promulgated by the Commission).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of EBITDA of such Person during the Four Quarter Period ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence of any Debt of such Person or any of its Subsidiaries (and the application of the proceeds thereof) and the repayment of other Debt, other than the incurrence or repayment of Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Debt and also including any EBITDA attributable to the assets which are the subject of the Asset Acquisition) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Debt) occurred on the first day of the Four Quarter Period.

For purposes of this definition, pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and shall not be required to be made in accordance with Regulation S-X promulgated under the Securities Act, and such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or Asset Acquisition (as determined in good faith by senior management of the Company) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

(2) if interest on any Debt actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) or (2) of this definition, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(1) Consolidated Interest Expense; and

(2) the product of (a) all dividends and other distributions accrued during such period in respect of Disqualified Stock and Preferred Stock of such Person and its Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) the total interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to financing activities or similar activities; and

(e) all accrued interest;

(2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(3) all capitalized interest of such Person and its Subsidiaries for such period; less interest income of such Person and its Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses and (II) any expensing of interim loan commitment and other financing fees.

“Consolidated Net Income” means, for any period, the net income or loss of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded:

(1) the income of any such consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such consolidated Subsidiary of that income is not at the time permitted by operation of the terms of the charter, by-laws or similar governing document of such Subsidiary; and

(2) the income or loss of any Person accrued prior to the date it becomes a consolidated Subsidiary of the Company or is merged into or consolidated with the Company or any of its consolidated Subsidiaries or the date that such Person’s assets are acquired by the Company or any of its consolidated Subsidiaries;

provided further, however, that Consolidated Net Income for any period shall be determined after excluding the effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in any line item in the Company’s consolidated financial statements in such period pursuant to GAAP resulting from the application of purchase accounting in relation to any completed acquisition.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) the aggregate amount of Funded Debt of the Company and its Subsidiaries then outstanding that is secured by Liens as of such date of determination to (2) EBITDA for the most recent Four Quarter Period, in each case with pro forma and other adjustments to each of Funded Debt and EBITDA to reflect any incurrences or repayments of Funded Debt (which pro forma and other adjustments will be determined in good faith by a responsible financial or accounting officer of the Company and shall not be required to be made in accordance with Regulation S-X promulgated by the Commission) and any Asset Sales or Asset Acquisitions since the beginning of such Four Quarter Period; provided, however, that for purposes of calculating the amount under clause (1) of this definition on any date of determination, amounts of revolving credit Debt committed pursuant to the Credit Agreement or any Debt Facility that may be incurred by the Company or its Subsidiaries and which, upon incurrence, will be secured by a Lien, shall be deemed to be outstanding at all times and subsequent borrowings, reborrowings, renewals, replacements and extensions of such revolving credit Debt, up to such maximum committed amount, shall not be deemed additional incurrences of Funded Debt requiring calculations under this definition (but subsequent incremental borrowings in connection with increases in such maximum committed amount shall require calculations under this definition or shall otherwise comply with Sections 1.4(1) and 1.4(2) of this First Supplemental Indenture.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Subsidiaries, as shown on the most recent consolidated balance sheet of the Company and its Subsidiaries, determined on a pro forma basis.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (i) was a member of such Board of Directors on the first date that any of the Offered Securities were issued or (ii) was nominated for election or elected to the Company’s Board of Directors with the approval of a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of such nomination or election.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 4, 2015, among PTC Inc., the foreign subsidiary borrowers from time to time party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, amended and restated, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capital Lease Obligations and all Attributable Debt of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided, however, that the amount of such Debt will be the lesser of (a) the fair market value of such asset at such date of determination as determined by the Company in good faith and (b) the amount of such Debt of such other Persons;

(8) the principal component of Debt of other Persons to the extent guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

Notwithstanding the foregoing, money borrowed and set aside at the time of the incurrence of any Debt in order to pre-fund the payment of interest on such Debt shall not be deemed to be “Debt;” provided that such money is held to secure the payment of such interest.

Notwithstanding the foregoing, the amount of any Debt outstanding as of any date shall (i) be the accreted value thereof in the case of any Debt issued with original issue discount or the aggregate principal amount outstanding in the case of Debt issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Debt that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Debt, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt—Debt with Conversion and Other Options).

Notwithstanding anything in the foregoing to the contrary, Debt shall not include trade payables or accrued expenses for property or services incurred in the ordinary course of business, any liability for federal, state, local or other taxes, any settlements or judgments relating to governmental litigations and/or investigations or contingent obligations incurred in the ordinary course of business.

In addition, “Debt” of any Person shall include Debt described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1) such Debt is the obligation of a partnership or joint venture that is not a Subsidiary of such Person (a “Joint Venture”);

(2) such Person or a Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3) there is recourse, by contract or operation of law, with respect to the payment of such Debt to property or assets of such Person or a Subsidiary of such Person; and then such Debt shall be included in an amount not to exceed:

(a) the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Subsidiary of such Person; or

(b) if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Debt that is recourse to such Person or a Subsidiary of such Person, if the Debt is evidenced by a writing and is for a determinable amount.

“Debt Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of debt securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Designated Non-cash Consideration” means the fair market value as determined in good faith by the Company of non-cash consideration received by the Company or a Subsidiary of the Company in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate delivered to the Trustee, setting forth the basis of such valuation less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures (excluding any maturities as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Debt or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 91 days after the earlier of the Stated Maturity of the Offered Securities or the date the Offered Securities are no longer outstanding; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy obligations as a result of such employee’s death or disability; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of a “change of control” occurring on or prior to 91 days after the Stated Maturity of the Offered Securities shall not constitute Disqualified Stock if:

(1) the “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Offered Securities and described under Section 1.4(7) of this First Supplemental Indenture; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Offered Securities, including the purchase of any Offered Securities tendered pursuant thereto.

“EBITDA” for any period means Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of

(i) Consolidated Interest Expense for such period,

(ii) consolidated income tax expense for such period,

(iii) consolidated depreciation and amortization for such period,

(iv) any costs, expenses or charges (including advisory, legal and professional fees) related to any Equity Offering, investments, acquisition, disposition, recapitalization or incurrence of any Debt (including a refinancing thereof (whether or not successful)), including (A) such fees, expenses or charges related to the offering of the Offered Securities and any Debt Facilities and (B) any amendment or modification of the Offered Securities or any Debt Facility,

(v) any restructuring expenses or charges for such period, including charges or expenses related to employee severance or facilities consolidation,

(vi) any unusual or non-recurring fees, expenses or charges for such period, in each case, representing transaction or integration costs incurred in connection with acquisitions,

(vii) all other non-cash losses, expenses and charges of the Company and its Subsidiaries for such period (excluding (x) the write down of current assets and (y) any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

(viii) any non-cash compensation expense, including expenses recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees, and in connection with options, restricted stock, restricted stock units or other equity level awards under any Company incentive plan,

(ix) any losses attributable to sales of assets out of the ordinary course of business,

(x) any net after tax losses on disposal of discontinued operations,

(xi) any modifications to pension and post-retirement employee benefit plans, settlement costs incurred to annuitize retirees or facilitate lump-sum buyout offers under pension and post-retirement employee benefit plans or mark-to-market adjustments under pension and post-retirement employee benefit plans, provided that for any period of calculation after March 31, 2017 amounts under this clause (xi) shall not comprise more than 5% of EBITDA for such period,

(xii) costs and expenses, including any settlement amounts and any fines or penalties, for such period relating to settlements with government agencies of previously disclosed regulatory matters, or any third party legal proceedings related to such previously disclosed regulatory matters, in an amount not to exceed $60.0 million in the aggregate for all such periods,

(xiii) the net increase in the amount, if any, of consolidated deferred revenue as reflected on the annual or interim balance sheets of the Company during the eight consecutive full fiscal quarters following the Issue Date, and

(xiv) any net noncash unrealized loss resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging; minus

(b) without duplication

(i) consolidated income tax benefit for such period,

(ii) any gains attributable to sales of assets out of the ordinary course of business,

(iii) the net decrease in the amount, if any, of consolidated deferred revenue as reflected on the annual or interim balance sheets of the Company during the eight consecutive full fiscal quarters following the Issue Date,

(iv) any net after tax gains on disposal of discontinued operations, and

(v) any net noncash unrealized gain resulting in such period from Hedging Obligations incurred in the ordinary course of business and made in accordance with ASC No. 815—Derivatives and Hedging.

“Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) of this definition entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds 95% of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) of this definition or funds equivalent to those referred to in clause (vii) of this definition denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary of the Company organized in such jurisdiction, all as determined in good faith by the Company.

“Equity Offering” means any primary offering of Capital Stock of the Company (other than Disqualified Stock) to Persons who are not Subsidiaries of the Company other than (1) public offerings with respect to the Company’s Common Stock registered on Form S-4 or Form S-8 and (2) issuances upon exercise of options by employees of the Company or any of its Subsidiaries.

“First Supplemental Indenture” means the First Supplemental Indenture dated as of even date between the Company and the Trustee.

“Foreign Subsidiary” means any Subsidiary that (1) is not organized under the laws of any state of the United States or the District of Columbia or (2) is organized under the laws of any state of the United States or the District of Columbia and is a Subsidiary of a Subsidiary described in the foregoing clause (1).

“Four Quarter Period” means the most recent four consecutive fiscal quarters for which internal financial statements of the Company are available.

“Free Cash Flow” means, for the most recent Four Quarter Period, cash provided by operating activities less capital expenditures (other than acquisitions), each as determined on a consolidated basis in accordance with GAAP.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, excluding any Debt owed to the Company or its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as approved by a significant segment of the accounting profession;

provided, however, lease liabilities and associated expenses recorded by the Company and its Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Debt and shall not be included in Consolidated Interest Expense or Consolidated Fixed Charges, unless the lease liabilities would have been treated as capital lease obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capital Lease Obligations and included in Consolidated Interest Expense and Consolidated Fixed Charges under the Indenture).

“Guarantee” means a guarantee by a Subsidiary of the Company’s obligations with respect to the Offered Securities.

“Guarantor” means each Subsidiary of the Company that hereafter executes a supplemental indenture substantially in the form attached hereto as Exhibit B providing its Guarantee pursuant to the terms of the Indenture.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the normal course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB– (or the equivalent) by Moody’s and S&P.

“Issue Date” means May 12, 2016.

“Material Capital Markets Debt” means any Debt consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S of the Securities Act, or (c) a placement to institutional investors, in each case in aggregate principal amount of $50.0 million or more. The term “Material Capital Markets Debt” shall not include any Debt under commercial bank facilities or similar Debt or any other type of Debt incurred in a manner not customarily viewed as a “securities offering.”

“Moody’s” means Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof).

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Guarantor Subsidiary” means any Subsidiary of the Company that is not a Guarantor.

“Offered Securities” means the Initial Offered Securities and any Additional Offered Securities that may be issued under an indenture supplemental to the Base Indenture; provided that if the Additional Offered Securities are not fungible with the Offered Securities for U.S. federal income tax purposes, the Additional Offered Securities will have one or more separate CUSIP numbers.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of properties or assets (other than securities) that are used or useful in a Permitted Business or a combination of such assets and cash or Eligible Cash Equivalents between the Company or any of its Subsidiaries and another Person; provided, however, that any cash and Eligible Cash Equivalents must be applied in accordance with the covenant described under Section 1.4(5) of this First Supplemental Indenture.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Subsidiaries of the Company on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Subsidiaries of the Company on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means

(1) Debt incurred by the Company or any Guarantor pursuant to any Debt Facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (x)

$1,250.0 million minus any amount used to permanently repay such obligations (or permanently reduce commitments with respect thereto) pursuant to the covenant described under Section 1.4(5) of this First Supplemental Indenture and (y) an amount of Debt that at the time of incurrence does not cause the Consolidated Secured Debt Ratio to exceed 3.00 to 1.00 (provided that any Debt incurred pursuant to this clause (y) shall be deemed to be secured Debt solely for the purpose of such calculation);

(2) Debt under the Offered Securities issued on the Issue Date;

(3) Guarantees of the Offered Securities;

(4) Debt of the Company or any Subsidiary of the Company outstanding on the Issue Date (other than Debt incurred pursuant to clauses (1), (2) or (3) of this definion);

(5) guarantees incurred by the Company of Debt of a Subsidiary of the Company otherwise permitted to be incurred under the Indenture;

(6) guarantees by any Subsidiary of the Company of Debt of the Company or any other Subsidiary of the Company, including guarantees by any Subsidiary of the Company of Debt under the Credit Agreement; provided, however, that (a) such Debt is permitted to be incurred under the Indenture and (b) if the Debt being guaranteed is subordinated in right of payment to the Offered Securities, such guarantees are subordinated to the Guarantees to the same extent, if any, as the Debt being guaranteed;

(7) Debt incurred in respect of (a) workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, value added or other tax, bid, performance, warranty, release, appeal, surety and similar bonds, (b) completion guarantees provided or incurred (including guarantees thereof) by the Company or a Subsidiary of the Company in the ordinary course of business, (c) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practices; provided, however, that such Debt is extinguished within five Business Days of incurrence, (d) customer deposits and advance payments received in the ordinary course of business or consistent with past practices from customers for goods or services purchased in the ordinary course of business or consistent with past practices, (e) letters of credit, bankers’ acceptances, guarantees or other similar instruments or obligations issued or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practices, and (f) any customary cash management, cash pooling or netting or setting off arrangements in the ordinary course of business or consistent with past practices;

(8) Debt under Swap Contracts and Hedging Obligations incurred in the ordinary course of business and not for speculative purposes;

(9) Debt owed by the Company to any of its Subsidiaries, or by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, provided that if for any reason such Debt ceases to be held by the Company or a Subsidiary of the Company, as applicable, such Debt shall cease to be Permitted Debt under this clause (9) and shall be deemed incurred as Debt of the Company for purposes of the Indenture;

(10) Debt of the Company or a Guarantor pursuant to Capital Lease Obligations, synthetic lease obligations and Purchase Money Debt and any Refinancing Debt that refinances any Debt incurred pursuant to this clause (10); provided, however, that the aggregate principal amount of all Debt incurred under this clause (10) and outstanding at any time may not exceed the greater of (x) $75.0 million and (y) 3.5% of Consolidated Total Assets in the aggregate;

(11) Debt arising from agreements of the Company or a Subsidiary of the Company providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary of the Company otherwise permitted under the Indenture;

(12) the issuance by any of the Company’s Subsidiaries to the Company or to any of its Subsidiaries of shares of Disqualified Stock or Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Capital Stock that results in any such Disqualified Stock being held by a Person other than the Company or a Subsidiary of the Company; and

(b)	any sale or other transfer of any such Disqualified Stock to a Person that is not either the Company or a Subsidiary of the Company;

shall be deemed, in each case, to constitute an issuance of such Disqualified Stock or Preferred Stock by such Subsidiary of the Company that was not permitted by this clause (12);

(13) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five Business Days of incurrence;

(14) Debt of the Company or a Subsidiary of the Company not otherwise permitted pursuant to this definition and any Refinancing Debt that refinances any Debt incurred pursuant to this clause (14), in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets at any time outstanding;

(15) Debt of Foreign Subsidiaries and any Refinancing Debt that refinances any Debt incurred pursuant to this clause (15) in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets at any one time outstanding;

(16) (x) Debt of the Company or any Guarantor incurred or issued to finance an acquisition or (y) Acquired Debt; provided, however, that after giving pro forma effect to such acquisition, merger or consolidation, and the incurrence of such Debt (including pro forma application of the proceeds thereof), either:

(a)	the Company would be permitted to incur at least $1.00 of additional Coverage Debt pursuant to the first paragraph of the covenant described under Section 1.4(1) of this First Supplemental Indenture;

(b)	the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries would not be lower than such ratio immediately prior to such acquisition, merger or consolidation; or

(c)	such Debt constitutes Acquired Debt (other than Debt incurred in contemplation of the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company or was otherwise acquired by the Company or a Subsidiary of the Company); provided that the only obligors with respect to such Debt shall be those Persons who were obligors of such Debt prior to such acquisition, merger or consolidation;

(17) Refinancing Debt that Refinances Coverage Debt or Debt incurred pursuant to clauses (2), (4), (16) or this clause (17) of this definition of “Permitted Debt;”

(18) Debt representing the obligation of the Company or any of its Subsidiaries to make payments to any current or former employee, director or consultant of the Company or any of its Subsidiaries (or permitted transferees, assigns, estates or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Company that is permitted by Section 1.4(4) of this First Supplemental Indenture; and

(19) Debt of the Company or any of its Subsidiaries consisting of the financing of insurance premiums incurred in the ordinary course of business.

“Permitted Investments” means:

(1) Investments in existence on the Issue Date;

(2) Investments required pursuant to any agreement or obligation of the Company or a Subsidiary of the Company, in effect on the Issue Date, to make such Investments;

(3) Investments in cash and Eligible Cash Equivalents;

(4) Investments in property and other assets, owned or used by the Company or any Subsidiary of the Company in the normal course of business;

(5) Investments by the Company or any of its Subsidiaries in the Company or any Subsidiary of the Company;

(6) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Subsidiary of the Company;

(7) Swap Contracts and Hedging Obligations;

(8) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(9) Investments received in settlement of obligations owed to the Company or any Subsidiary of the Company and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Subsidiary of the Company;

(10) Investments by the Company or any Subsidiary of the Company not otherwise permitted under this definition, in an aggregate amount not to exceed the greater of (x) $200.0 million and (y) 10.0% of Consolidated Total Assets at any one time outstanding;

(11) loans and advances to officers, directors and employees of the Company and Subsidiaries of the Company in an aggregate amount not to exceed $10.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(12) Investments the payment for which consists solely of Capital Stock of the Company;

(13) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under Section 1.4(5) of this First Supplemental Indenture or any other disposition of property not constituting an Asset Sale;

(14) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(15) guarantees by the Company or any Subsidiary of the Company of Debt of the Company or a Subsidiary of the Company (other than a Receivables Subsidiary) of Debt otherwise permitted by the covenant described under Section 1.4(1) of this First Supplemental Indenture;

(16) any Investment by the Company or any Subsidiary of the Company in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Stock; and

(17) other Investments in any Person that is a joint venture engaged in a Permitted Business having an aggregate fair market value as determined by the Company in good faith (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (x) $50.0 million and (y) 2.5% of Consolidated Total Assets.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the Issue Date or thereafter acquired by the Company or any Subsidiary of the Company.

“Purchase Money Debt” means Debt

(1) incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Stock) of such Person or any Subsidiary of the Company; and

(2) that is secured solely by a Lien on the assets so purchased or constructed (or any facility which such assets constitute a part of);

in either case, that does not exceed 100% of the cost.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary issued to the Company or any Subsidiary of the Company, to pay all or a portion of the purchase price of receivables and assets related thereto described in the definition of “Qualified Receivables Transaction” that are purchased in connection with a Qualified Receivables Transaction. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Qualified Capital Interests” in any Person means a class of Capital Stock other than Disqualified Stock and Preferred Stock of a Subsidiary that is not a Guarantor.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Subsidiaries pursuant to which the Company or such Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Subsidiary enters into such transaction.

“Rating Agencies” means S&P and Moody’s.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Subsidiaries, including providing letters of credit on behalf of or for the benefit of the Company and/or its Subsidiaries;

(2) that is designated by the Board of Directors of the Company as a Receivable Subsidiary pursuant to an Officer’s Certificate that is delivered to the Trustee;

(3) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than any guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Subsidiary of the Company in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(4) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in connection with a Qualified Receivables Transaction, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Subsidiary of the Company or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Subsidiary of the Company; and

(5) with respect to which neither the Company nor any Subsidiary of the Company has any obligation (a) to subscribe for additional shares of Capital Stock therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt. “Refinanced” and “refinancing” shall have correlative meanings.

“Refinancing Debt” means Debt that refinances any Debt incurred by the Company or any Subsidiary of the Company pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(1) if the Debt being refinanced is subordinated in right of payment to the Offered Securities or the Guarantees, the Refinancing Debt is subordinated to the Offered Securities or the Guarantees to at least the same extent as the Debt being refinanced if such Debt was subordinated to the Offered Securities or the Guarantees,

(2) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refinanced or (b) if earlier, at least 91 days after the maturity date of the Offered Securities,

(3) the Refinancing Debt has an Average Life at the time such Refinancing Debt is incurred that is equal to or greater than the Average Life of the Debt being refinanced,

(4) such Refinancing Debt is in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus all accrued interest and the amount of all fees and expenses, including any premium and defeasance costs) with respect to the Debt being Refinanced, and

(5) Refinancing Debt shall not include Debt of a Non-Guarantor Subsidiary that refinances Debt of the Company or a Guarantor.

“Restricted Payment” is defined to mean any of the following:

(1) any dividend or other distribution declared and paid on the Capital Stock of the Company or on the Capital Stock of any Subsidiary of the Company that is held by, or declared and paid to, any Person other than the Company or a Subsidiary of the Company (other than (i) dividends, distributions or payments made solely in Qualified Capital Interests of the Company and (ii) dividends or distributions payable to the Company or a Subsidiary of the Company or to other holders of Capital Stock of a Subsidiary of the Company on a pro rata basis);

(2) any payment (including, without limitation, in connection with a merger, consolidation or amalgamation) made by the Company or any of its Subsidiaries to purchase, redeem, acquire or retire for value any Capital Stock of the Company (including the conversion into, or exchange for, Debt, of any Capital Stock) other than any such Capital Stock owned by the Company or any Subsidiary of the Company (other than a payment made solely in Qualified Capital Interests of the Company);

(3) any payment made by the Company or any of its Subsidiaries (other than a payment made solely in Qualified Capital Interests of the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Offered Securities or Guarantees (excluding any Debt owed to the Company or any Subsidiary of the Company); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; and

(4) any Investment by the Company or a Subsidiary of the Company in any Person, other than a Permitted Investment.

“S&P” means Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof).

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Company or a Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Subsidiary of the Company whereby the Company or a Subsidiary of the Company transfers such property to a Person and the Company or the Subsidiary of the Company leases it from such Person.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including guarantees by the Company or any Subsidiary of the Company of any of the foregoing obligations of the Company or a Subsidiary of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Section 1.3	Guarantees.

(1) The Initial Offered Securities when issued will not be guaranteed by any Subsidiary. The Offered Securities shall have the benefit of Guarantees by each of the Guarantors who become Guarantors in accordance with Section 1.6 of this First Supplemental Indenture, on the terms set forth in Article XIV of the Base Indenture, until such Guarantor is released as a Guarantor in accordance with Section 14.06 of the Base Indenture as amended by clause (2) of this Section 1.3.

(2) Section 14.06 of the Base Indenture is hereby amended by deleting that section thereof in its entirety and replacing with the following:

“Each Guarantee of the Offered Securities shall be automatically and unconditionally released and discharged upon:

(a) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of Capital Stock or other interests of such Guarantor after which the applicable Guarantor is no longer a Subsidiary of the Company, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of the Indenture (including Section 10.02 of the Base Indenture);

(b) upon the sale or disposition of all or substantially all the assets of a Guarantor, which sale or disposition is made in compliance with the provisions of the Indenture (including Section 10.02 of the Base Indenture);

(c) at such time as such Guarantor no longer is a guarantor of any (i) Debt of the Company or any other Guarantor under a Debt Facility with an aggregate principal amount or commitments of $50.0 million or more (including, without limitation, the Credit Agreement) or (ii) Material Capital Markets Debt of the Company or any other Guarantor;

(d) the Company’s exercise of its legal defeasance option or covenant defeasance option as described under Section 11.03 of the Base Indenture; or

(e) pursuant to Article IX of the Base Indenture and Section 1.8 of the First Supplemental Indenture,

in the case of clause (a) or (b), other than to the Company or a Subsidiary of the Company and as permitted by the Indenture.”

Section 1.4	Additional Covenants.

The following additional covenants shall apply with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding (but subject to defeasance, as provided in Section 11.03 of the Base Indenture):

(1)	Limitation on Debt.

(a) The Company will not, and will not permit any Subsidiary of the Company to, incur any Debt (including Acquired Debt); provided, however, that the Company and any Subsidiary that in the future becomes a Guarantor may incur Debt (including Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the receipt and application of the proceeds therefrom:

(i) the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries would be greater than 2.00 to 1.00, and

(ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Debt

(any Debt incurred pursuant to this provision being herein referred to as “Coverage Debt”).

(b) Notwithstanding paragraph (a) of this Section 1.4(1), the Company and its Subsidiaries may incur Permitted Debt.

(c) For purposes of determining any particular amount of Debt under this Section 1.4(1):

(i) Debt outstanding under the Credit Agreement on the Issue Date shall at all times be treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and shall not be permitted to be reclassified, and

(ii) guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included.

(d) Except as provided in this Section 1.4(1), for purposes of determining compliance with this Section 1.4(1), in the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 1.4(1), including any Coverage Debt and any category of Permitted Debt, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt in any manner that complies with this covenant. For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this covenant, the amount outstanding under U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated by the Company based on the relevant currency exchange rate in effect on the date such Debt was incurred, in the case of any term Debt, or first committed, in the case of any revolving credit Debt; provided, however, that if such Debt is incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced.

(e) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt with the same terms will not be deemed to be an incurrence of Debt for purposes of this covenant.

(2)	Limitation on Liens.

The Company will not, and will not permit any Subsidiary of the Company to, create, incur, issue, assume or guarantee any Debt secured by a Lien upon (a) any Property of the Company or such Subsidiary, or (b) any shares of Capital Stock or Debt issued by any Subsidiary of the Company and owned by the Company or any Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Offered Securities then outstanding under the Indenture are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1) Liens on any property existing at the time of the acquisition thereof;

(2) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any property owned by the Company or any Subsidiary of the Company immediately prior to such merger, consolidation, sale, lease or disposition;

(3) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company;

(4) Liens in favor of the Company or a Subsidiary of the Company;

(5) Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien shall have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement;

(6) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments;

(7) Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (1)-(3) or (5) of this Section 1.4(2); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) shall be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (1)-(3) or (5) of this Section 1.4(2) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (1)-(3) or (5) of this Section 1.4(2) shall not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; provided that neither the Credit Agreement nor any extension, renewal, replacement or refunding thereof shall be secured pursuant to this clause (7);

(8) Liens incurred in the ordinary course of business in an aggregate principal amount not to exceed the greater of (x) $50.0 million and (y) 2.5% of Consolidated Total Assets;

(9) Liens in favor of the Offered Securities and the Guarantees; and

(10) Liens securing Hedging Obligations entered into in the ordinary course of business.

Notwithstanding the restrictions described in this Section 1.4(2), the Company and any Subsidiaries of the Company may create, incur, issue, assume or guarantee Debt secured by Liens (including, without limitation, Liens securing Debt and other obligations under the Credit Agreement, related Hedging Obligations and related banking services or cash management obligations) without equally and ratably securing the Offered Securities then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired,

(A)	the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1)-(10) of this Section 1.4(2) plus

(B)	all Attributable Debt of the Company and the Subsidiaries of the Company in respect of Sale/Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted under clauses (1)-(4) of the first sentence of the first paragraph under Section 1.4(3) of this First Supplemental Indenture)

would not exceed the greater of (x) $1,250.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.00 to 1.00.

(3)	Limitation on Sale/Leaseback Transactions.

The Company will not, and will not permit any Subsidiary of the Company to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

(1) the Sale/Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2) the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals;

(3) the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1)-(10) of the second paragraph under Section 1.4(2) of this First Supplemental Indenture, without equally and ratably securing the Offered Securities then outstanding under the Indenture, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4) the Company or such Subsidiary within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of Offered Securities, other Funded Debt of the Company ranking on a parity with the Offered Securities (or the Guarantees of the Offered Securities) or Funded Debt of a Subsidiary of the Company, (b) the purchase of Property; or (c) a combination thereof; or

(5) (a) the Attributable Debt of the Company and Subsidiaries of the Company in respect of such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1)-(4) of this sentence), plus

(b) the aggregate principal amount of Debt secured by Liens on Properties then outstanding (not including any such Debt secured by Liens described in clauses (1)-(10) of the second paragraph under Section 1.4(2) of this First Supplemental Indenture) that are not equally and ratably secured with the outstanding Offered Securities (or secured on a basis junior to the outstanding Offered Securities), would not exceed the greater of (x) $1,250.0 million and (y) the amount that would cause the Consolidated Secured Debt Ratio to exceed 3.00 to 1.00.

(4)	Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(2) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to incur at least $1.00 of Coverage Debt under Section 1.4(1) of this First Supplemental Indenture; and

(3) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount of all Restricted Payments made after the Issue Date (excluding (x) Restricted Payments permitted by clauses (2) through (7) of paragraph (b) of this Section 1.4(4) and (y) Restricted Payments permitted by clause (9)(x) of paragraph (b) of this Section 1.4(4) to the extent that the amount available for Restricted Payments under this clause (3) would be reduced to less than zero as a result of payments made under such clause (9)(x)) shall not exceed the sum (without duplication) of

(a) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(b) 100% of the aggregate net proceeds (including the fair market value of property other than cash as determined by the Company in good faith) received by the Company subsequent to the initial issuance of the Offered Securities either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt, Disqualified Stock or Preferred Stock of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Stock or Debt sold to a Subsidiary of the Company), plus

(c) to the extent that any Investment (other than Permitted Investments and Investments made pursuant to clause (9) of paragraph (b) of this Section 1.4(4)) that was made on or after the Issue Date is sold for cash or otherwise disposed of, liquidated, redeemed, repurchased or repaid for cash or other assets, or to the extent that the Company otherwise realizes any proceeds on the sale of such Investment or proceeds representing the return of capital on such Investment, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net fair market value of return of capital as determined by the Company in good faith with respect to such Investment, less the cost of any such disposition or liquidation.

(b) Notwithstanding whether the foregoing provisions would prohibit the Company and its Subsidiaries from making a Restricted Payment, the Company and its Subsidiaries may make the following Restricted Payments:

(1) the payment of any dividend on Capital Stock of the Company or a Subsidiary of the Company within 60 days after declaration thereof if at the declaration date such payment was permitted by the provisions of this covenant;

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

(3) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Offered Securities or the applicable Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, incurred in accordance with the Indenture or (y) Qualified Capital Interests of the Company;

(4) the purchase, redemption, cancellation, retirement or other acquisition for value of Capital Stock of the Company held by employees or former employees of the Company or any Subsidiary of the Company (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Stock was issued; provided, however, that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Stock does not exceed $10.0 million in any calendar year; provided further, however, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (4) not to exceed $20.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Subsidiaries from the sale of Qualified Capital Interests of the Company to employees of the Company and its Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (3) of paragraph (a) of this Section 1.4(4); plus (B) the cash proceeds of key man life insurance policies received by the Company and its Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (4) in any calendar year);

(5) the repurchase, redemption, cancellation or other acquisition of Capital Stock deemed to occur upon the exercise or vesting of stock options, warrants, restricted stock units or other convertible or exchangeable securities and the repurchase, redemption, cancellation or other acquisition of Capital Stock made in lieu of withholding taxes resulting from the exercise or vesting of stock options, warrants, restricted stock units or other convertible or exchangeable securities;

(6) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Stock of the Company or a Subsidiary of the Company;

(7) upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under Sections 1.4(5) and 1.4(7) of this First Supplemental Indenture at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Offered Securities (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided, however, that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made a Change of Control Offer or an Asset Sale Offer with respect to the Offered Securities and has repurchased all Offered Securities validly tendered for payment and not withdrawn in connection therewith;

(8) to the extent no Default in any payment in respect of principal, premium, if any, or interest under the Offered Securities or an Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of $100.0 million in the aggregate;

(9) to the extent no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, (x) any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recent Four Quarter Period, the Consolidated Debt Ratio would not exceed 3.25 to 1.00 or (y) if the Consolidated Debt Ratio is equal to or greater than 3.25 to 1.00 and less than 3.75 to 1.00, Restricted Payments in an aggregate amount not to exceed 50.0% of Free Cash Flow for the most recent Four Quarter Period, provided, this clause (y) shall only be available for four consecutive fiscal quarters in any five consecutive fiscal quarter period; and

(10) payments and distributions to dissenting stockholders (that are not Affiliates of the Company) pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Subsidiaries that complies with the terms of the Indenture, including Section 10.01 of the Base Indenture; provided that payments and distributions shall be permitted under this clause (10) only to the extent they are not otherwise permitted under this Section 1.4(4).

(c) If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Subsidiary of the Company in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (3) of paragraph (a) of this Section 1.4(4), in each case to the extent such Investments would otherwise be so counted.

(d) For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the fair market value of the non-cash portion of such Restricted Payment as determined by the Company in good faith.

(e) For the avoidance of doubt, this covenant shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of any Debt of the Company and its Subsidiaries permitted to be incurred in accordance with the Indenture.

(5)	Limitation on Asset Sales.

The Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Capital Stock issued or sold or otherwise disposed of as determined by the Company in good faith; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Offered Securities or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

(c) any Designated Non-cash Consideration received by the Company or such Subsidiary in such Asset Sale, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 5.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i)	to permanently repay (a) Debt under the Credit Agreement and, if the obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto and/or (b) other unsecured Debt ranking pari passu in right of payment with the Offered Securities (provided that if the Company shall so reduce obligations under such other unsecured Debt, the Company will (x) equally and ratably reduce obligations under the Offered Securities under any applicable optional redemption provisions or by open market purchases or (y) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase, in each case, at a purchase price no less than 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Offered Securities);

(ii)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company;

(iii)	to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets;

(iv)	to acquire other assets (other than current assets) that are used or useful in a Permitted Business;

(v)	to repay or repurchase Debt secured by a lien on assets of the Company or any Subsidiary of the Company; or

(vi)	any combination of the foregoing;

provided that in the case of an investment pursuant to clauses (ii), (iii) or (iv) of this Section 1.4(5), a binding commitment shall be treated as a permitted application of such Net Cash Proceeds from the date of such commitment so long as such investment is consummated within 180 days of such 360th day.

Any Net Cash Proceeds from Asset Sales that are not applied, invested or subject to an offer to repurchase as provided in the preceding paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $75.0 million, the Company will, within 30 days, make an offer to purchase to all Holders of Offered Securities (an “Asset Sale Offer”), and to all holders of other Debt containing provisions similar to those set forth in the Indenture with respect to assets sales, the maximum aggregate principal amount of Offered Securities and such other Debt that may be purchased out of the Excess Proceeds. The offer price for the Offered Securities in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer in respect of the Offered Securities, the Company may use those funds for any purpose not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Offered Securities and other Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Excess Proceeds will be allocated by the Company between the Offered Securities and such other Debt based on the principal amount (or accreted value, if applicable) of Offered Securities and such other Debt tendered and the Trustee will select the Offered Securities to be purchased on a pro rata basis among all Offered Securities tendered (subject to DTC procedures). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of any Offered Securities as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale Offer provisions of the Offered Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale Offer provisions of the Offered Securities by virtue of such conflict.

(6)	Future Guarantors.

After the Issue Date, the Company will cause each domestic Subsidiary of the Company that in the future becomes a guarantor of (i) any Debt of the Company or any Guarantor under a Debt Facility with an aggregate principal amount or commitments of $50.0 million or more or (ii) any Material Capital Markets Debt issued by the Company or any Guarantor to, within 30 days of the incurrence of such guarantee, execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Subsidiary will guarantee payment of the Offered Securities on the same terms and conditions as those set forth in the Indenture. A domestic Subsidiary that in the future becomes a Guarantor may be released from its Guarantee without the consent of the Holders of the Offered Securities under the circumstances described in Section 14.06 of the Base Indenture as amended by Section 1.3 of this First Supplemental Indenture.

(7)	Change of Control.

(a) Within 30 days following the occurrence of a Change of Control, each Holder shall have the right to require that the Company make an offer to purchase such Holder’s Offered Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but excluding the date of purchase.

(b) If the Change of Control purchase date is on or after a regular record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name an Offered Security is registered at the close of business on such record date.

(c) Within 30 days following the occurrence of a Change of Control, unless the Company has exercised its option to redeem all the Offered Securities as described under Section 1.1(6) of this First Supplemental Indenture, the Company will mail (or deliver by electronic transmission in accordance with the applicable procedures of DTC) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Offered Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but excluding the date of purchase;

(2) the circumstances that constitute or may constitute such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(4) the instructions, as determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Offered Securities purchased.

(d) The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Offered Securities validly tendered and not withdrawn under such Change of Control Offer or if the Company has exercised its option to redeem all the Offered Securities pursuant to the provisions described under Section 1.1(6) of this First Supplemental Indenture.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Offered Securities as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer.

(g) The provisions under the Indenture relative to the Company’s obligation to make an offer to purchase the Offered Securities as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Offered Securities.

(8)	Effectiveness of Covenants.

(a) Following the first day (such date, a “Suspension Date”):

(1) the Offered Securities have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and its Subsidiaries will not be subject to the provisions of Sections 1.4(1), 1.4(4), 1.4(5) and 1.4(6) of this First Supplemental Indenture and clause (iii) under Section 10.01 of the Base Indenture (which provision is included in Section 1.6 of this First Supplemental Indenture) (collectively, the “Suspended Covenants”).

(b) If at any time the Offered Securities’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Offered Securities subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Offered Securities maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Offered Securities or the Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below) or any actions taken at any time pursuant to any contractual obligation arising during the Suspension Period, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.”

(c) On the Reinstatement Date, all Debt incurred during the Suspension Period will be classified to have been incurred or issued pursuant to paragraph (a) of Section 1.4(1) of this First Supplemental Indenture or one of the clauses set forth under the definition of “Permitted Debt” (in each case to the extent such Debt would be permitted to be incurred thereunder as of the Reinstatement Date and after giving effect to Debt incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Debt would not be so permitted to be incurred pursuant to the paragraph (a) of Section 1.4(1) of this First Supplemental Indenture or one of the clauses set forth under the definition of “Permitted Debt,” such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (4) of the definition of “Permitted Debt.” Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 1.4(4) of this First Supplemental Indenture will be made as though Section 1.4(4) of this First Supplemental Indenture had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 1.4(4)(a) of this First Supplemental Indenture and the items specified under paragraphs (3)(a) through (3)(c) of Section 1.4(4)(a) of this First Supplemental Indenture will increase the amount available to be made as Restricted Payments under the first paragraph of Section 1.4(4) of this First Supplemental Indenture. For the purpose of determining compliance with Section 1.4(5) of this First Supplemental Indenture, on the Reinstatement Date, the Excess Proceeds from all Asset Sales not applied in accordance with such covenant shall be deemed to be reset to zero.

(d) Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officer’s Certificate to the Trustee, together with a notice to the Holders, regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date. The Trustee shall provide a copy of such notice to the Holders of the Offered Securities.

Section 1.5	Additional Event of Default.

The following additional event shall be established and shall constitute an “Event of Default” under Section 6.01(a)(12) of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding:

“The failure by the Company or any Guarantor, as the case may be, to comply for 45 days after notice with any of its obligations under Section 1.4(7) (other than a failure to purchase Offered Securities) or under Sections 1.4(1), 1.4(2), 1.4(3), 1.4(4), 1.4(5) (other than a failure to purchase the Offered Securities) or 1.4(6) of this First Supplemental Indenture.”

This Event of Default will not constitute an Event of Default until the Trustee or Holders of at least 25% in principal amount of the Outstanding Securities notify the Company (with a copy to the Trustee if given by the Holders) of the default and the Company does not cure such default within the time specified after receipt of such notice.

This Event of Default shall no longer apply to the Offered Securities upon the Company’s exercise of its covenant defeasance option in accordance with Section 11.03 of the Base Indenture.

Section 1.6	Addition to Merger Covenant.

Section 10.01 of the Base Indenture is hereby amended:

(a) By deleting “and” at the end of Section 10.01(ii) of the Base Indenture;

(b) By deleting Section 10.01(iii) thereof in its entirety and replacing it with the following:

“(iii) immediately after giving effect to the transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable Four Quarter Period,

(a)	the successor entity would be able to incur at least $1.00 of Coverage Debt under Section 1.4(1) of the First Supplemental Indenture, or

(b)	the Consolidated Fixed Charge Coverage Ratio of the successor entity and its Subsidiaries would be greater than such ratio for the Company and its Subsidiaries immediately prior to such transaction; and”; and

(c)	By adding the following Section 10.01(iv) to the Base Indenture:

“(iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in the form required by this Indenture and stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the foregoing provisions relating to such transaction, and constitutes the legal, valid and binding obligation of the Company or successor entity, as applicable, subject to customary exceptions.”

Section 1.7	Addition to Covenant Defeasance.

Section 11.03(b) of the Base Indenture is hereby amended by providing that the additional “Event of Default” under Section 6.01(a)(12) of the Base Indenture as established and specified in Section 1.5 of the First Supplemental Indenture shall not constitute an Event of Default if the Company exercises its covenant defeasance option under Section 11.03(b) of the Base Indenture with respect to the Offered Securities, and the conditions for such covenant defeasance have been satisfied.

Section 1.8	Supplemental Indentures with Consent of Securityholders.

No supplemental indenture shall change the optional redemption dates or prices or calculations from those described under Section 1.1(6) of this First Supplemental Indenture without the consent of the Holders of each Offered Security then Outstanding and affected thereby under Section 9.02 of the Base Indenture with respect to the Offered Securities so long as any of the Offered Securities remain Outstanding.

ARTICLE II

MISCELLANEOUS

Section 2.1	Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2	Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and all indentures supplemental thereto with respect to the Offered Securities shall be read, taken and construed as one and the same instrument; provided that the provisions of this First Supplemental Indenture and any such indentures supplemental thereto apply solely with respect to the Offered Securities.

Section 2.3	Concerning the Trustee.

In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Base Indenture. The recitals contained herein and in the Offered Securities, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Offered Securities. The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof.

Section 2.4	Governing Law.

This First Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

Section 2.5	Separability.

In case any one or more of the provisions contained in this First Supplemental Indenture or in the Offered Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Offered Securities, but this First Supplemental Indenture and the Offered Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.6	Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.7	No Benefit.

Nothing in this First Supplemental Indenture or in the Offered Securities, express or implied, shall give or be construed to give to any Person, other than the parties hereto and the Holders of the Offered Securities, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Base Indenture or under any covenant, condition or provision herein or therein contained; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and of the Holders of the Offered Securities.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

PTC INC.

By:	/s/ Andrew D. Miller
Name: Andrew D. Miller
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF 6.000% SENIOR NOTES

[Insert the Private Placement Legend and/or the Global Security legend, as applicable]

6.000% SENIOR NOTES DUE 2024

No. R-[]	$[]

CUSIP No. 69370CAA8

ISIN No. US69370CAA80

PTC INC.

promises to pay to Cede & Co. or registered assigns, the principal sum of [    ] Dollars on May 15, 2024.

Interest Payment Dates: May 15 and November 15

Regular Record Dates: May 1 and November 1

Each Holder of this Security (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Holder’s behalf to be bound by such provisions. Each Holder of this Security hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such Holder upon said provisions.

This Security shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the certificate of authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Security are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date: [                    ]

PTC INC.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Dated:	[ ]

PTC Inc.

6.000% Senior Notes due 2024

This security is one of a duly authorized series of debt securities of PTC Inc., a Massachusetts corporation (the “Company”), issued or to be issued in one or more series under and pursuant to an Indenture for the Company’s debt securities, dated as of May 12, 2016 (the “Base Indenture”), duly executed and delivered by and between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of May 12, 2016 (the “First Supplemental Indenture”), between the Company and the Trustee. The Base Indenture as supplemented and amended by the First Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This security is one of the series designated on the face hereof (individually, a “Security,” and collectively, the “Securities”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company, the Guarantors (if any) and the holders of the Securities (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the First Supplemental Indenture, as applicable.

1. Interest. The Company promises to pay interest on the principal amount of this Security at an annual rate of 6.000%. The Company will pay interest semi-annually on May 15 and November 15 of each year (each such day, an “Interest Payment Date”). If the date of maturity of interest or principal of this Security or the date of redemption of this Security shall not be a Business Day, then payment of principal, premium, if any, or interest or principal and premium, if any, may be made on the next succeeding Business Day with the same force and effect as if made on the date that payment was due, and no interest shall accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day. Interest on the Securities will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance; provided that, the first Interest Payment Date shall be November 15, 2016. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company will pay interest on the Securities (except defaulted interest), if any, to the Persons in whose name such Securities are registered at the close of business on the regular record date referred to on the facing page of this Security for such interest installment. In the event that the Securities or a portion thereof are called for redemption and the redemption date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Securities will be paid upon presentation and surrender of such Securities as provided in the Indenture. The principal of and the interest on the Securities shall be payable in the coin or currency of the United States of America that at the time is legal tender for public and private debt, at the office or agency of the Company maintained for that purpose in accordance with the Indenture.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon, the Trustee, will act as paying agent and Security Registrar. The Company may change or appoint any paying agent or Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date the Indenture is qualified. The Securities are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

The Securities are unsecured senior obligations of the Company and constitute the series designated on the face hereof as the “6.000% Senior Notes due 2024”, initially limited to $500,000,000 in aggregate principal amount. The Company will furnish to any Holder upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to: PTC Inc., 140 Kendrick Street, Needham, Massachusetts, 02494, Attention: General Counsel.

5. Redemption and Repurchase. The Securities are subject to optional redemption, and may be the subject of a Change of Control Offer or Asset Sale Offer, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Offered Securities.

6. Denominations, Transfer, Exchange. The Securities are in registered form without coupons in the denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Securities may be exchanged or transferred at the office or agency maintained by the Company pursuant to Section 4.02 of the Base Indenture. No service charge shall be payable by a Holder for any exchange or registration of transfer of this Security, or for any issue of new Securities in case of partial redemption, but the Company may require payment of a sum sufficient to cover any transfer tax, assessment or other similar governmental charge payable in connection therewith (other than any such taxes or other governmental charge payable upon exchange or registration of transfer pursuant to Sections 2.06, 3.03(b) and 9.04 of the Base Indenture). If the Securities are to be redeemed, the Company will not be required (i) to issue, exchange or register the transfer of any Securities during a period beginning at the opening of business 15 days before the day of the mailing (or otherwise delivery in accordance with the procedures of DTC) of a notice of redemption of less than all the Outstanding Securities and ending at the close of business on the day of such mailing or other delivery; (ii) to register the transfer of or exchange any Securities or portions thereof called for redemption; nor (iii) to register the transfer of or exchange a Security between the applicable record date and the next succeeding Interest Payment Date.

7. Persons Deemed Owners. The registered Holder may be treated as its owner for all purposes.

8. Repayment to the Company or the Guarantors. Any funds or Government Securities deposited with any paying agent or the Trustee, or then held by the Company or any Guarantor, in trust for payment of principal of, premium, if any, or interest on the Securities that are not applied but remain unclaimed by the Holders of such Securities for at least two years after the date upon which the principal of, premium, if any, or interest on such Securities shall have respectively become due and payable, shall be repaid to the Company or such Guarantor, as applicable, or if then held by the Company or any Guarantor shall be discharged from such trust; and thereafter, the paying agent and the Trustee shall be released from all further liability with respect to such funds or Government Securities, and the Holder of any of the Securities entitled to receive such payment shall thereafter, as an unsecured general creditor, look only to the Company or the Guarantors, as applicable, for the payment thereof.

9. Amendments, Supplements and Waivers. The Indenture or the Securities may be amended or supplemented as provided in the Indenture. The Base Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities, on behalf of all of the Holders of the Securities, to waive any past Default under the Indenture and its consequences, except a Default (1) in the payment of the principal of, premium, if any, or interest on any Security as and when the same shall become due by the terms of such Security otherwise than by acceleration and (2) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security. Any such consent or waiver by the registered Holder shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange for this Security or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.

10. Defaults and Remedies. The Events of Default relating to the Offered Securities are defined in Section 6.01 of the Base Indenture and Section 1.5 of the First Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

11. Defeasance and Discharge of Indenture. The Indenture contains certain provisions pertaining to defeasance and discharge, which provisions shall for all purposes have the same effect as if set forth herein.

12. Authentication. This Security shall not be valid until the Trustee signs the certificate of authentication attached to the other side of this Security.

13. Guarantees. On the date of issuance, this Security is not guaranteed. In certain circumstances, as provided in the Indenture, all payments by the Company under the Indenture and this Security may become fully and unconditionally guaranteed to the Holder of this Security by the Guarantors.

14. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15. Governing Law. The Base Indenture, the First Supplemental Indenture and this Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:
(Signature must be guaranteed by aparticipant in a recognized signatureguarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 1.4(7) of the First Supplemental Indenture, check the box:

☐ 1.4(7) Change of Control

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 1.4(7) of the First Supplemental Indenture, state the amount: $                .

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Security)

Tax I.D. number:

Signature Guarantee:
(Signature must be guaranteed by aparticipant in a recognized signatureguarantee medallion program)

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [                    ], 20[    ], among                      (the “Guaranteeing Subsidiary”), a subsidiary of PTC Inc., a Massachusetts corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of May 12, 2016 (the “Base Indenture,” as supplemented by the First Supplemental Indenture, dated as of May 12, 2016, between the Company and the Trustee, the “Indenture”), providing for the issuance by the Company from time to time of unsubordinated debt securities (the “Securities”) evidencing its unsecured indebtedness and for the issuance of guarantees of the Securities;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Securities and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article XIV of the Base Indenture.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

B-1

6. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

7. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

B-2